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                                                                      Exhibit 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)

                                                Nine months ended September 30,
                                                -------------------------------
(dollars in thousands)                                2000               1999
-------------------------------------------------------------------------------

Earnings.......................................    $      6,464    $      6,464
                                                   ============    ============

Fixed charges..................................    $          -    $          -
Preferred securities distributions.............           6,270           6,270
                                                   ------------    ------------

Total combined fixed charges and
   preferred securities distributions..........    $      6,270    $      6,270
                                                   ============    ============

Ratio of earnings to combined fixed charges and
   preferred securities distributions..........            1.03            1.03
                                                   ============    ============